Exhibit 99.1
STONE ENERGY CORPORATION
Announces Borrowing Base Reaffirmed at $500 Million

LAFAYETTE, LA. October 13, 2015

Stone Energy Corporation (NYSE: SGY) today announced that the borrowing base under its bank credit facility was reaffirmed at $500 million following its lenders' scheduled semi-annual redetermination process. There were no other changes to the terms of the credit facility resulting from this borrowing base redetermination. As of October 13, 2015, the credit facility was substantially undrawn with only $19.2 million in letters of credit outstanding.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.